CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 33-73404 on Form N-1A of our report dated May 25, 2021, relating to the financial statements and financial highlights of Ultra-Short Fixed Income Fund, a series of Northern Funds, appearing in the Annual Report on Form N-CSR of Northern Funds for the year ended March 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and on page 2 of the Statement of Additional Information and under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

December 3, 2021